Exhibit 99.2

Pixelworks, Inc. 1Q 2026 Conference Call
Thursday, May 14, 2026
Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s first quarter 2026 conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining us on today’s call. With me on the call are Pixelworks’ Chairman and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the first quarter of 2026.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Thursday, May 14, 2026. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2025, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Please note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss.
With that, I will now turn the call over to Pixelworks’ Chairman and CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett. Good afternoon and welcome to everyone joining us for today’s conference call.
As previewed on previous conference call in February, Q1 was a transformation quarter for Pixelworks. After closing the sale of our Shanghai-based semiconductor subsidiary and receiving the net cash proceeds from the transaction in early January, we completed a series of planned restructuring actions to streamline the remaining organization and cost structure. The one-time severance and other related costs resulting from these actions were recognized during the first quarter, and we expect to realize a significantly lower run-rate for operating expenses beginning in the second quarter. Also during quarter, we settled all remaining cash outlays associated with the sale of our Shanghai subsidiary, and we ended the first quarter with a cash balance of $58 million and zero debt.
Taken together, we exited the first quarter as a repositioned, well capitalized and focused company with our entire team supporting the go-forward strategy of building a global technology licensing business. As a reminder, post-transaction we continue to have ownership of salient intellectual property, including over 60 issued and pending patents. Anchored by our industry-leading TrueCut Motion platform and motion grading services, our strategy is centered on enabling a truly differentiated viewing experience, while continuing to expand our core strengths in visualization enhancement solutions and pursuing new and existing licensing initiatives.
Today, our TrueCut Motion platform continues to be utilized by leading filmmakers to enhance the cinematic experience across premium theatrical screens. We recently completed work on one of our most complex motion grading projects to-date in support of the most technically ambitious theatrical release of the year – Billie Eilish: Hit Me Hard and Soft – The Tour Live in 3D. Directed by Billie Eilish and Academy Award winning James Cameron and distributed globally by Paramount Pictures, the film was released to premium large-format 3D theaters on May 8th where it generated estimated worldwide box office of $20 million in the opening weekend – effectively recouping the film’s full production budget in a matter of days.

Working in post-production alongside Lightstorm and multiple contributing technology providers, our TrueCut Motion platform was tasked with overcoming unprecedented motion-grading challenges, including novel, world-first camera systems and multiple source frame rates. The end result was a stunning and immersive concert experience, in which TrueCut Motion enabled the creative team to preserve the raw energy of the live performances, while delivering perfect cinematic motion clarity. The New York Times review summed it up as: “the pure quality of image and visceral sense of 3-D immersion is spectacular”. This high-profile collaboration and highly technical implementation of TrueCut Motion grading further validates the unique value proposition of our core cinematic solutions, positioning Pixelworks as a recognized enabler of next-generation, immersive, entertainment experiences.
In addition, there continues to be consistent indications by both the studios and theater operators shifting toward premium-large format experiences. At the annual CinemaCon conference held in April, the atmosphere was observably upbeat with year-to-date box office sales tracking approximately 20% higher over the same period in 2025. Leading studios expressed renewed volume of theatrical releases and commitments to longer exhibition exclusivity periods, with Paramount committing to 30 films annually and Amazon MGM scaling to 15 targeted releases, while also endorsing a 45-day theatrical window that establishes a stable pipeline of content for exhibitors. Also in conjunction with CinemaCon, Disney launched its new “Infinity Vision” certification aimed at expanding consumer awareness of premium large format screens —underscoring the increasing importance of higher-margin revenue from premium large format content and experience-based pricing.
Collectively, these observed trends at the world’s largest show for the global motion picture industry continue to validate our thesis and the industry’s increasing emphasis on premium large format theatrical experiences. As part of our strategy to accelerate expanded adoption of our TrueCut Motion platform, our near-term focus is on supporting the theatrical release of premium – visually stunning films. This includes broadening our direct engagement with leading premium exhibitors, who share our motivation to encourage both studios and filmmakers to consistently make more premium format content available.
Following the collaborative ecosystem partnerships that we announced with Marcus Theatres and ODEON Cinemas Group earlier this year, and in addition to our previously launched collaboration with Cinity, we recently added another published endorsement with Vue – the largest privately owned cinema operator in Europe – to bring our advanced TrueCut Motion grading technology to their premium theater. This includes prioritizing TrueCut content as part of Vue’s most advanced EPIC-brand cinematic experience, featuring world-leading HDR laser projection by Barco and advanced light steering technology that deliver up to six times the brightness of standard cinema screens.
With TrueCut Motion’s unique and commercially proven capability to enable the most authentic, high-fidelity viewing experience, you will see us continue to expand our TrueCut Motion ecosystem of leading premium exhibitors. As we grow this ecosystem it will naturally drive increasing market demand for premium large format content from filmmakers and studios. And while our R&D team continues to expand on the existing capabilities and increasing productivity of our TrueCut Motion grading tools, we are also simultaneously pursuing compelling adjacent market opportunities to deliver enhanced visualization solutions leveraging our core technology and expertise. I look forward to elaborating on these efforts and complementary opportunities as they evolve and mature over the coming quarters.
In closing, I want to reiterate that during the quarter we completed all targeted restructuring and streamlining actions following the closed sale of our prior Shanghai semiconductor subsidiary. As a result, we exited the first quarter fully repositioned as global technology licensing company – with a unified organization that’s more nimble, scalable and asset-light – and focused on delivering highly differentiated cinematic and visualization enhancement solutions. We are well capitalized to execute on our strategic growth objectives and are committed to maintaining a robust balance sheet, as we continue to build a broader and highly profitable licensing business centered around cinematic and visual enhancements solutions.
With that, I’ll turn the call to Haley to provide some additional financial details on the quarter, including our current balance sheet position.

Haley Aman
Thank you, Todd.
As Todd previously discussed, on January 6, 2026, we completed the transaction to sell all equity interest and associated assets of our Pixelworks Shanghai semiconductor subsidiary business. The contribution from our previous Shanghai subsidiary to operating results for the first quarter of 2026, prior to the close of the sale, was determined to be immaterial. Therefore, the Company’s reported financial results contained in today’s press release do not include discontinued operations activity from the first several days of January 2026 before the sale closed.
Starting with a review of the balance sheet. Upon closing the sale of Pixelworks’ Shanghai semiconductor subsidiary in early January, Pixelworks received cash proceeds, net of transaction costs and withholding taxes paid in China, totaling approximately $51 million. After the transaction closed, we paid-out all remaining transaction expenses during the first quarter, including accounting, legal and advisory fees as well as bonuses. We also completed a series of planned restructuring actions to streamline the remaining organization, resulting in the recognition of one-time severance costs.
After accounting for all non-recurring cash items related to the sale transaction and our associated restructuring actions, the Company ended the first quarter with cash and cash equivalents of approximately $58 million – consistent with our previously communicated expectations.
Additionally, I want to highlight that all previously reported liabilities and commitments, including the redeemable non-controlling interest, associated with our prior Shanghai subsidiary were fully released in conjunction with the closed sale, and therefore the Company’s reported financial statements for the first quarter of 2026 reflect the elimination of all such prior contingencies.
Finally with respect to the balance sheet, we believe the Company’s existing cash and cash equivalents balance provides ample runway and flexibility to execute our strategy of building a pure-play, technology licensing business. As such, in early March we elected to cancel our previously available, but recently unused, at-the-market stock facility. And then, on March 30 the Board of Directors authorized a newly established stock repurchase program in the amount of $5 million. This authorization provides an initial two-year window for the potential repurchase of shares of Pixelworks' common stock at the Company’s discretion, beginning on May 15, 2026.
Turning to the income statement. Revenue for the first quarter of 2026 was approximately $450,000, comprised entirely of revenue from our TrueCut Motion platform and related motion grading services. For context, full year 2025 revenue from TrueCut Motion and related motion grading services was approximately $690,000.
Gross profit for the first quarter of 2026 was $253,000, or 56.7% of revenue.
Total operating expenses for the first quarter were $5.2 million, which included approximately $2.0 million of anticipated restructuring costs associated with streamlining the remaining organization following the completed sale and also approximately $360,000 of stock-based compensation expenses. I want to point out that reported operating expenses for the first quarter reflect only a partial period of the anticipated benefits from certain head-count reductions and other streamlining actions taken during the quarter.
Although we are not providing quarterly financial guidance, I would like to reiterate our previously provided high-level framework for thinking about the Company’s anticipated near-term operating results. First, starting in the second quarter we are targeting to maintain cash operating expenses of around $2 million. Additionally, based on the Company’s existing cash balance and the current interest rate environment, we expect to generate interest income of $400,000 to $500,000 quarterly.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.